EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For information contact:
Edward R. (Jack) Cameron, CEO
Peter Hausback, CFO
952/930-9000

Richard G. Cinquina
Equity Market Partners
904-415-1415

Appliance Recycling Centers of America Reports Strong First Quarter

Operating Results

Same-Store Sales Up 2.4%, Revenues Increase 29%

Minneapolis, MN—May 7, 2008—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported results for the first quarter of 2008 ended March 29, 2008.

Financial highlights for the first quarter versus the year-earlier period include:

•                  Total revenues increased 29% to $25.8 million.

•                  ApplianceSmart same-store sales increased 2.4% despite a weakening economy.

•                  Recycling revenues rose to $5.9 million, more than triple the year-earlier level.

•                  Earnings of $.03 per diluted share were a significant improvement from the net loss of ($0.11) per share in the first quarter of 2007.

Total revenue for the first quarter of 2008 increased 29% to $25.8 million, from $19.9 million in the first quarter of 2007. ARCA also reported net income of $117,000 or $0.03 per diluted share for this period, compared to the net loss of $472,000 or $0.11 per share in the first quarter of 2007. Earnings for the current period include non-cash stock compensation expense of $78,000 or $0.02 per diluted share.

Same-store sales of the 14 ApplianceSmart factory outlets that were open during the complete first quarters of 2008 and 2007 increased 2.4%, while total retail sales rose 7% to $18,962,000 on a year-over-year basis, reflecting the impact of a new factory outlet in the Columbus, Ohio, market that opened in November 2007.

First quarter recycling revenues increased 214% to $5,944,000 from $1,894,000 in the comparable period of 2007. This growth was generated by significant appliance recycling programs in Los Angeles and Ontario, Canada, in addition to other recycling programs in southern California, Wisconsin and Texas.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “ARCA continued its solid turnaround in this year’s first quarter even though this period is typically the seasonally weakest period of the year for our ApplianceSmart and recycling operations. We are particularly encouraged by ApplianceSmart’s same-store sales growth, which was achieved amid ongoing weakness in the nation’s residential construction sector and high gasoline prices. We believe this performance reflects the benefits of ApplianceSmart’s strong value proposition and strategic focus on the appliance replacement and home remodeling market, not new construction. As a result, ApplianceSmart’s sales have been bucking the negative sales trends experienced by most appliance retailers. To further strengthen ApplianceSmart’s momentum, we plan to open our sixth factory outlet in the Minneapolis/St. Paul market later this month. This new outlet, our sixteenth nationally, will enable us to increase our market penetration and generate greater economies of scale as we leverage advertising support and other overhead expenses.”

Cameron continued: “ARCA’s recycling operation posted strong revenue growth in this year’s first quarter, paced by our significant recycling programs with the Ontario Power Authority and the Los Angeles Department of Water and Power. This growth was attained despite the normal seasonal slowdown in advertising support by our utility partners, particularly at our Canadian program. Advertising support is forecasted to resume to more normal levels in the second quarter. We believe that interest in ARCA’s appliance recycling capabilities is continuing to heighten, given the need of North American electric utilities and government agencies to conserve energy and reduce emissions of greenhouse gases. As a result, more recycling opportunities are developing.”

Cameron added: “We believe the second quarter outlook for our ApplianceSmart operation is positive, although we remain alert to the impact of high gas prices, the housing slowdown and a weakening general economy. The prospects for ARCA’s recycling operation are also encouraging.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of March 2008, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; four in the Columbus, Ohio, market; four in the Atlanta market; and two in San Antonio, Texas.

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This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

1st Quarter 2008 RESULTS

(000’s omitted except for per share amounts)

	Three months ended
	29-Mar	31-Mar
	2008	2007
Revenues
Retail	$18,962	$17,689
Recycling	5,944	1,894
ByProduct	900	349
Total revenues	25,806	19,932

Cost of revenues	17,826	13,366

Gross profit	7,980	6,566

Selling, General & Administrative Expenses	7,579	6,742
Operating income (loss)	401	(176)

Other Income (Expense)
Other income	—	2
Interest expense	(397)	(298)

Income (loss) before provision for income taxes	4	(472)

Provision for (benefit of) income taxes	(113)	—

Net income (loss)	$117	$(472)

Basic Income (Loss) per Common Share	0.03	(0.11)

Diluted Income (Loss) per Common Share	0.03	(0.11)

Basic Weighted average no. of common shares outstanding	4,556	4,341

Diluted Weighted average no. of common shares outstanding	4,624	4,341

APPLIANCE RECYCLING CENTERS OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 29, 2008	December 29, 2007
ASSETS
Current Assets:
Cash	$1,853,000	$2,777,000
Accounts receivable, net of allowance of $170,000 and $152,000, respectively	5,689,000	10,086,000
Inventories, net of reserves of $61,000 and $84,000, respectively	14,771,000	14,064,000
Deferred income taxes	259,000	259,000
Other current assets	687,000	995,000
Total current assets	23,259,000	28,181,000

Property and Equipment:	15,483,000	15,154,000
Less: accumulated depreciation	8,659,000	8,392,000
Net property and equipment	6,824,000	6,762,000
Other Assets	579,000	589,000
Total assets	$30,662,000	$35,532,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,014,000	$4,350,000
Checks issued in excess of cash in bank	75,000	310,000
Accrued expenses	3,383,000	4,113,000
Line of credit	11,772,000	13,585,000
Long-term obligations, current portion	530,000	479,000
Income taxes payable	12,000	218,000
Total current liabilities	17,786,000	23,055,000
Long-Term Obligations, less current maturities	4,984,000	4,956,000
Deferred Income Tax Liabilities	259,000	259,000
Total liabilities	23,029,000	28,270,000

Commitments and Contingencies	—	—
Shareholders’ Equity:
Common Stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,567,777 and 4,509,277 shares, respectively	15,754,000	15,475,000
Accumulated deficit	(8,172,000)	(8,289,000)
Accumulated Other Comprehensive Income
Foreign Currency Translation Adjustments	51,000	76,000
Total shareholders’ equity	7,633,000	7,262,000
Total liabilities and shareholders’ equity	$30,662,000	$35,532,000